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Exhibit 10.8

FORM OF
ZALE CORPORATION
MANAGEMENT AND PROFESSIONAL BONUS PLAN

        Zale Corporation (the "Company") is committed to building and maintaining quality management and professional staff and to encouraging maximum focus on business improvement. The Management & Professional Bonus Plan (the "Plan") has been developed to allow all management and professional employees (a "Participant" (as further defined below)) the opportunity to receive an annual Company Performance Bonus (the "Bonus") based on the success of the Company.

        Certain Capitalized terms have special meaning when used in this Plan. These terms are either defined in the text as they are used or in the Administration of the Plan section below.

PLAN YEAR

        August 1, [YEAR], through July 31, [YEAR].

COMPANY PERFORMANCE BONUS

        The Bonus is based on the Plan Year Company performance, as measured by [PERFORMANCE MEASURE].

        Participants will receive a payout for the Bonus if performance exceeds the minimum level that has been established by the Company ("Threshold"). The more the Company performance exceeds the Threshold, the larger the Bonus achieved, up to a maximum level ("Stretch"). The Bonus payout percentages are interpolated between performance goal levels, Threshold, target ("Plan") and Stretch, as set forth in the below table, and rounded to the nearest tenth of a percent.

  A.
  Performance goals with associated payout percentages

Level	Payout as % of Target		[Performance Goal]
Stretch (Maximum)		%	$
Plan (Target)		%	$
Threshold (Minimum)		%	$

    Bonus factors are not subject to change during a Plan year; however, financial performance objectives may be adjusted upward or downward at the sole discretion of the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company as a result of acquisitions, divestitures, extraordinary one-time events or other substantive changes in the configuration of the business.

    It is the policy of the Board of Directors of the Company that in the event the Board determines that a current or former executive officer has engaged in negligence or fraudulent or intentional misconduct that has resulted in a significant restatement of the Company's financial results and, had the results been properly calculated, such executive officer would have received less compensation, that the Board has the authority to seek reimbursement of any portion of any performance based or incentive compensation paid whether cash or equity based, or awarded to such executive officer in all years that is greater than would have been paid or awarded calculated based upon the restated financial results. Without limiting the foregoing, it is the policy of the Board to seek recoupment in all instances where Section 304 of the Sarbanes-Oxley Act of 2002 requires the Company to seek recoupment. This policy does not limit the Company's entitlement to take other appropriate actions with respect to executive officers, up to and including their termination. In accepting a Bonus, each participant is agreeing to return part or all of that Bonus to the extent required by the Company pursuant to this policy.

  B.
  Target Percentage

    Each eligible participant has a specific Target Percentage that is used to calculate the payout.

  C.
  Calculation of the Company Performance Bonus

    The Bonus will be pro-rated based on the effective date of a Participant's entry into the Plan. A Participant's Annual Base Salary as of the last day of the Plan Year will be used to calculate the payout for the Company Performance Bonus.

  D.
  Eligibility for the Company Performance Bonus

    The effective date of eligibility for the Bonus will be based on the last day in the month in which a Participant's change of status occurs. The status changes include the following:

      1.
      Change in eligible positions (e.g. promoted to the next level position or demoted to a lower level position)
      2.
      Change to a position that is covered by this Plan
      3.
      Change to a position that is not covered by this Plan

    Participants must satisfy the following criteria in order to become eligible to receive a Company Performance Bonus:

      •
      The Participant must be in a Regular (not Temporary) eligible position as of February 1, [YEAR].
      •
      The Participant must have received a notification of eligibility from the Compensation Department during the Plan Year.
      •
      The Participant must receive an overall rating of at least "AR" or above for the performance review that is used to determine eligibility to receive the Bonus. The Participant's most recent performance rating on file will determine eligibility to receive the Bonus (except as otherwise required by applicable law).
      •
      The Participant must be actively employed on the payment distribution date (or as otherwise required by law) to be eligible for the Bonus except that:
      •
      A Participant (or his/her estate) whose employment is terminated due to reduction in force after February 1, [YEAR] will be eligible for a pro-rated payout (subject to the other terms of the Plan).
      •
      A Participant (or his/her estate) whose employment terminated due to death, long-term disability, or retirement during the Plan Year will be eligible for a pro-rated payout (subject to the other terms of the Plan).
  E.
  Payout of the Company Performance Bonus

    The Bonus will be paid to eligible Participants who earned such Bonus during [YEAR] within 60 days following the end of [YEAR]. The Bonus payment is subject to applicable federal and state laws and taxation requirements.

ADMINISTRATION OF THE PLAN

  A.
  Definitions of Terms. Below are terms used in the Plan and not otherwise defined in the Plan.

    Annual Base Salary: The bi-weekly salary provided to employees times 26 pay periods. Excluded from Annual Base Salary:

      •
      Bonus
      •
      Payments received through or as a result of any and all employee benefits (e.g. medical, dental, vision, 401(k) deferrals, etc.) other than those included as Base Salary
      •
      Fringe benefits and any other additional payments made to or for the benefit of the Participant

    Participant Notification: The document that sets forth the terms and conditions of a Participant's Bonus, as applicable.

    Participant: An employee who is exempt from the overtime provisions of the Fair Labor Standards Act and who qualifies for participation in the Plan as verified by the Senior Vice President of Human Resources.

    Target Percentage: Each Participant shall notified of his or her target percentage that shall consist of a designated percentage of such Participant's Annual Base Salary.

  B.
  Governance of the Plan

    This Plan has been adopted on behalf of the Company by the Compensation Committee.

    The Senior Vice President of Human Resources may recommend to the Chief Executive Officer (the "CEO") changes in the terms of the Plan or the adjustment of bonus awards to reflect special or unusual circumstances of any Participant or Participants. The CEO is authorized to make such Plan changes or bonus award adjustments for any employee except for officers of the Company. The Compensation Committee must approve any changes in the terms of the Plan or the adjustment of any bonus awards to any officer of the Company.

        Zale Corporation reserves the right to modify, suspend, or terminate any and all plans, provisions, terms, and payouts. Nothing in this Plan shall be construed as a contract of employment.

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  Exhibit 10.8
FORM OF ZALE CORPORATION MANAGEMENT AND PROFESSIONAL BONUS PLAN